CareView Communications, Inc. 8-K

Exhibit 10.1

MODIFICATION AGREEMENT

THIS MODIFICATION AGREEMENT (this “ Agreement”) is made and entered into as of February 2, 2018, to effectuate the modification pursuant to the Binding Forbearance Term Sheet (the “Binding Term Sheet ”) entered into as of December 28, 2017 (the “Effective Date ”), by and among CAREVIEW COMMUNICATIONS, INC., a Nevada corporation (“Holdings ”), CAREVIEW COMMUNICATIONS, INC., a Texas corporation and a wholly-owned subsidiary of Holdings (the “Borrower ”), CAREVIEW OPERATIONS, L.L.C., a Texas limited liability company (the “Subsidiary Guarantor ”), and PDL INVESTMENT HOLDINGS, LLC (as assignee of PDL BioPharma, Inc.), a Delaware limited liability company (both in its capacity as the lender (“Lender ”) and in its capacity as Agent (solely in such capacity as Agent, the “Agent ”)) under the Credit Agreement (as defined below).

RECITALS

A.

Reference is made to: (i) that certain Credit Agreement dated as of June 26, 2015 (as amended, supplemented or modified as of the date hereof, including pursuant to that certain First Amendment to Credit Agreement dated as of October 7, 2015, the “Credit Agreement”; capitalized terms used and not defined herein shall have the meaning set forth in the Credit Agreement), among Holdings, the Borrower, the Lender and the Agent, pursuant to which Lender agreed to make Loans to Borrower (consisting of the Tranche One Loan and the Tranche Two Loan) upon the occurrence of certain conditions and made the Tranche One Loan (by that certain Tranche One Term Note dated as of October 7, 2015) in the original aggregate principal amount of $20,000,000; and (ii) each of the documents listed on Exhibit A hereto (collectively, with this Agreement, the Credit Agreement, and each other document defined as a “Loan Document” in the Credit Agreement, the “Loan Documents”).

B.

The parties entered into the Binding Term Sheet to modify certain provisions of the Credit Agreement and the other Loan Documents to prevent an Event of Default from occurring.

C.

Pursuant to the Binding Term Sheet, the parties agreed that: (i) the Borrower would not make the principal payment due under the Credit Agreement on December 31, 2017 until the end of the Modification Period; (ii) the Borrower would not pay the principal installments due at the end of each calendar quarter during the Modification Period; and (iii) because the Borrower’s Liquidity was anticipated to fall below $3,250,000, the Liquidity required during the Modification Period would be lowered (collectively, the “Covered Events”). The Lender, the Agent, Holdings, the Borrower and the Subsidiary Guarantor wish to enter into this Agreement to set forth the terms and conditions pursuant to which the parties will address the Covered Events.

NOW, THEREFORE, in consideration of the above premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1.

Reaffirmation of Loan Documents . Each of Holdings, the Borrower and the Subsidiary Guarantor hereby acknowledges and reaffirms its respective obligations, duties, covenants and liabilities, including, without limitation, each guaranty, pledge and grant of security interest, under or in connection with the Loan Documents, including, but not limited to, the obligation to pay any and all amounts due thereunder. Each of Holdings and the Borrower hereby represents, warrants and agrees that (a) the current amount due under the Loan Documents as of February 2, 2018 is $20,240,000 and (b) as of the date hereof, there are no claims, demands, offsets or defenses at law or in equity that would defeat or diminish any present and unconditional right of the Agent to collect the indebtedness or other amounts due and owing evidenced by, or arising in connection with, the Loan Documents and to proceed to enforce the rights and remedies available to the Agent pursuant to the Loan Documents or under applicable law.

2.

Modification Period . Subject to the terms and conditions set forth herein, so long as no Modification Termination Event (as defined below) shall have occurred, each of the Agent and the Lender agrees that the occurrence and continuance of any of the Covered Events shall not constitute Events of Default from the Effective Date through the earliest to occur of any Modification Termination Event (the “Modification Period ”) and, for the avoidance of doubt, that the Default Rate shall not apply during the Modification Period. As used herein, “Modification Termination Event ” shall mean the earliest to occur of: (a) the occurrence of any Event of Default under any Loan Documents that does not constitute a Covered Event; (b) the occurrence of any Agreement Event of Default (as defined below); (c) the Lender’s delivery to Holdings and the Borrower of a Lender Termination Notice (as defined below); and (d) December 31, 2018, subject to the Lender’s right, in its sole discretion, to terminate the Modification Period on May 31, 2018 and September 30, 2018 (with each such date permitted to be extended by the Lender in its sole discretion). Notwithstanding any other provision of this Modification Agreement or any other Loan Document, all principal and interest otherwise due to Lender through the end of the Modification Agreement shall be due and payable at the end of the Modification Period and if not paid in full in Cash at that time shall bear interest at the Default Rate from and after the end of the Modification Period.

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3.

Conditions Precedent.

The Modification Period shall commence retroactively as of the Effective Date but upon the satisfaction of all of the following conditions precedent (the “Conditions”), with any such document listed below being satisfactory in form and substance to the Agent in its sole discretion:

(a)

execution and delivery to Agent, on the date hereof, of a counterpart of this Agreement;

(b)

delivery to the Agent of a certificate of the Secretary of each of Holdings, the Borrower and the Subsidiary Guarantor certifying a copy of the resolutions of Holdings, the Borrower and the Subsidiary Guarantor, respectively, approving the execution and delivery of this Agreement and the performance by Holdings, the Borrower and the Subsidiary Guarantor of their respective obligations hereunder;

(c)

execution and delivery to Agent, on the date hereof of documents that:
(i) amend and restate the Warrants to adjust the Warrant exercise price to the current market value of the common stock of Holdings on terms that are satisfactory to the Lender in its sole discretion as set forth in the Second Amended and Restated Warrant; (ii) to the extent necessary or desirable, amend and restate the Registration Rights Agreement and any other documentation related to the Warrants and the Registration Rights Agreement; and (iii) evidence such amendments and all consents required in connection therewith and with each Modification Document;

(d)

the Borrower has provided a written consent and acknowledgement from each holder of the notes issued pursuant to the HealthCor Debt Documents through an amendment to the Intercreditor Agreement: (i) confirming that any lien of such noteholder would be automatically released in the event of a sale of the Borrower’s hospital assets on terms acceptable to the Agent in its sole discretion; and (ii) reaffirming such noteholder’s obligations under the Intercreditor Agreement; and

(e)

the Borrower has provided a written amendment to the JV Promissory Note pursuant to which JV Seller agrees that no more than 50% of each quarterly principal payment will be made in respect of the JV Promissory Note from January 1, 2018 through the termination of the Modification Period.

4.

Representations and Warranties . Each of Holdings, the Borrower and the Subsidiary Guarantor hereby represents and warrants to the Agent that:

(a)

this Agreement and the documents and instruments to be entered into in connection therewith, including, without limitation, (i) the Amendment to Intercreditor Agreement (including consents pursuant to Note and Warrant Purchase Agreement), (ii) the Second Amended and Restated Warrant, and (iii) the Amended and Restated Registration Rights Agreement (collectively, the “Modification Documents”) have been duly authorized, executed and delivered by Holdings, the Borrower and the Subsidiary Guarantor, and each Modification Document constitutes an obligation of such party, enforceable against such party in accordance with its terms;

(b)

immediately after giving effect to this Agreement, the representations and warranties of Holdings, the Borrower and the Subsidiary Guarantor set forth in the Loan Documents are true and correct in all material respects on and as of the Effective Date, except to the extent such representations and warranties (i) expressly relate to an earlier date (in which case such representations and warranties were true and correct in all material respects as of such earlier date) or (ii) expressly relate to the existence and continuance of a Covered Event;

(c)

immediately after giving effect to this Agreement, no Default or Event of Default shall have occurred under any of the Loan Documents or the Modification Documents;

(d)

the Collateral for the Loan has not been transferred, pledged or encumbered, directly or indirectly, except as expressly permitted by the Loan Documents or the Modification Documents;

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(e)

the Recitals of this Agreement are true and correct in all respects; and

(f)

all of the Loan Documents and the Modification Documents, and any other documents and instruments executed in connection therewith, are in full force and effect, valid, legally binding and enforceable against each of Holdings, the Borrower and the Subsidiary Guarantor.

5.

Covenants . Each of Holdings, the Borrower and the Subsidiary Guarantor hereby covenants and agrees as follows:

(a)

The Borrower shall obtain: (i) at least $2,250,000 in net cash proceeds from the issuance of Capital Stock (other than Disqualified Capital Stock) or Debt on or prior to February 23, 2018; and (ii) an additional $3,000,000 in net cash proceeds from the issuance of Capital Stock (other than Disqualified Capital Stock) or Debt on or prior to May 31, 2018 (resulting in aggregate net cash proceeds of $5,250,000); provided that all such Debt described in clauses (i) and (ii) shall be subordinated to the Loans under the Credit Agreement on terms satisfactory to the Lender in its sole discretion. The Borrower shall provide to the Agent a reasonably detailed summary of the material terms of any such Capital Stock or Debt at least five (5) business days before the documents implementing any such transaction are executed, and copies of all proposed documents for any such Capital Stock or Debt before such documents are executed. The Borrower shall promptly provide to the Agent documentation evidencing the issuance or incurrence of such investments.

(b)

The Borrower shall not suffer or permit Liquidity to be less than $2,500,000 at any time. For the avoidance of doubt, any breach of the Liquidity covenant set forth in Section 7.16 of the Credit Agreement during the Modification Period shall not constitute an Event of Default under the Credit Agreement, Agreement Event of Default or Modification Termination Event so long as the Borrower does not suffer or permit Liquidity to be less than $2,500,000 at any time.

(c)

In the event of any sale or transfer of assets of the Borrower or Holdings (but not including any sale of all or substantially all of the assets of the Borrower and its Subsidiaries subject to Section 5(f) below), all of the proceeds of such sale or transfer (net of reasonable and customary legal and advisor’s fees incurred in connection therewith) shall be first applied to repay all amounts owed under the Loan Documents, including but not limited to any accrued interest and deferred payments of principal, in cash and until all amounts outstanding under the Loan Documents are Paid in Full.

(d)

In the event that the Borrower separates or transfers the senior care business, including but not limited to a sale to, or merger with, a third party of the senior care business or otherwise establishes a senior care business, or in the event that the Borrower disposes of substantially all business divisions other than the senior care business such that the Borrower’s remaining assets consist substantially of the Borrower’s senior care business, the Lender shall be issued 7.5% of the equity in such senior care business (on a fully diluted basis) (the “Equity Grant”), which Equity Grant shall be in addition to any interests represented by the Warrants; provided, however, that in the event of a sale of the senior care business to an unrelated third party, the Lender shall be paid 7.5% of the equity value of such business in Cash or in the same equity securities received by Borrower or its equity holders from the purchaser of the senior care business.

(e)

Notwithstanding any other provision of this Agreement if all amounts owed to the Lender under the Loan Documents have been Paid in Full on or prior to December 31, 2018 (and for the avoidance of doubt, even if the Equity Grant has occurred first), then the Equity Grant (or, as the case may be, a payment in cash or equity received from a purchaser) shall have a value, or shall be equitably adjusted to have a value, that is equal to the lesser of 7.5% of the equity in the senior care business or $5,000,000, which value shall be determined pursuant to: (i) a third-party valuation performed in connection with the first liquidity event or financing event to occur with respect to the senior care business (including the valuation in a transaction with an unrelated third party contemplated in Section 5(d) above); or (ii) in the event that the Lender desires to sell its Equity Grant in a private transaction, a 409A valuation to be performed at the Lender’s sole expense by a third party that is reasonably acceptable to the Borrower and the Lender.

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(f)

In the event of any sale of all or substantially all of the assets of the Borrower and its Subsidiaries at a time when amounts under the Loan Documents remain outstanding, then (i) the proceeds of such sale or transfer (net of reasonable and customary legal and advisor’s fees incurred in connection therewith) shall be applied to repay all amounts owed under the Loan Documents until all outstanding amounts are Paid in Full, and (ii) the Lender shall be promptly paid a sum of $5,000,000 in cash from the proceeds of such sale or transfer; provided, however, that no payment shall be made under clause (ii) of this Section 5(f) if the Lender has previously received a cash payment or equity from a purchaser in respect of the Equity Grant; and, provided, further, that the Equity Grant shall be automatically terminated and deemed cancelled upon the delivery to the Lender of a payment contemplated by clause (ii) of this Section 5(f), with no further action or consent required on the part of the Lender.

(g)

The Borrower shall achieve a reduction in operating expenses, compared to the operating expenses of the Borrower incurred in October 2017, of at least: (i) $113,000 for the month of January 2018; (ii) $148,000 for the month of February 2018; and (iii) $167,000 for each other month for the duration of the Modification Period.

(h)

As of the Effective Date, the Lender shall be granted observation rights with respect to meetings (including telephonic meetings) of the boards of directors of the Borrower or Holdings (the “Board of Directors”), including any executive sessions, committee meetings or similar events (and be provided (i) reasonable prior written notice of any such meeting and (ii) copies of board and committee materials to be distributed at such meeting at least three (3) calendar days prior to any such meeting) and excluding solely such meeting or portions thereof as may be necessary or reasonably advisable to protect any privileged information or matter, based on the advice of counsel, which advice may be written or oral, it being understood and agreed that any such exclusion shall be limited to the extent possible and solely in accordance with such advice.

(i)

The Chief Executive Officer of the Borrower and Jeffrey Lightcap, in his role as a member of the Board of Directors, shall participate in monthly calls with the Lender to discuss updates with respect to the Borrower’s business.

6.

Release of Claims . In consideration of the Lender’s and Agent’s agreements contained in this Agreement, each of Holdings, the Borrower and the Subsidiary Guarantor hereby releases and discharges the Lender and the Agent and their affiliates, subsidiaries, successors, assigns, directors, officers, employees, agents, consultants and attorneys (each, a “Released Person ”) of and from any and all other claims, suits, actions, investigations, proceedings or demands, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law of any kind or character, known or unknown, which Holdings, the Borrower or the Subsidiary Guarantor ever had or now has against the Agent, the Lender or any other Released Person which relates, directly or indirectly, to any acts or omissions of the Agent, the Lender or any other Released Person relating to the Credit Agreement or any other Loan Document on or prior to the date hereof.

7.

Lender Termination Notice . Lender may, in its sole discretion and for no reason given, terminate the Modification Period on May 31, 2018 and September 30, 2018 (with each such date permitted to be extended by the Lender in its sole discretion) by delivering a written notice to the Borrower on or prior to the date of such termination, stating the Lender’s election to terminate the Modification Period as of such date (a “Lender Termination Notice ”). The delivery of a Lender Termination Notice shall give rise to the remedies set forth in Section 9 below.

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8.

Events of Default . Each of the following events shall be an event of default hereunder (each an “Agreement Event of Default ”) and shall give rise to the remedies set forth in Section 9 below. Each Agreement Event of Default shall also constitute an Event of Default under the Credit Agreement and other Loan Documents and shall give rise to the rights and remedies thereunder.

(a)

Performance of Modification Agreement. Holdings, the Borrower or the Subsidiary Guarantor shall fail to timely perform or observe any obligation or any of the terms, provisions, covenants, conditions, and/or agreements contained in this Agreement or the Exhibits to this Agreement.

(b)

Accuracy of Representations. Any representation or warranty made in writing by or on behalf of Holdings, the Borrower or the Subsidiary Guarantor pursuant to this Agreement or any other Modification Document, or the information (other than any projections or other forward-looking statements), taken as a whole, in any written report, certificate, financial statement or other written document furnished in connection with this Agreement or any other Modification Document, or otherwise in connection with the transactions contemplated hereby, shall be inaccurate or incomplete in any material respect.

(c)

Breach of Any Covenant or Failure to Amend JV Promissory Note. Any breach by the Borrower of any of the covenants set forth in this Agreement or failure to deliver to the Agent and the Lender an amendment to the JV Promissory Note pursuant to which JV Seller agrees that no more than 50% of each quarterly principal payment will be made in respect of the JV Promissory Note from January 1, 2018 through the termination of the Modification Period.

(d)

Adverse Action. Holdings, the Borrower or the Subsidiary Guarantor shall (i) initiate or assert any action, cause of action, claim, demand, damages or liability of whatever kind or nature, in law or in equity, against the Agent or the Lender, or (ii) object to or dispute any claim or lien of the Agent or the Lender.

9.

Remedies . Upon the delivery of a Lender Termination Notice or the occurrence of an Agreement Event of Default or Modification Termination Event: (a) the Modification Period and the modification hereunder shall terminate automatically; (b) all obligations of the Agent hereunder shall terminate automatically; (c) all obligations owed to the Agent, including, without limitation, all amounts outstanding under the Loan Documents shall, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, be forthwith due and payable; (d) the Agent may immediately, and without expiration of any period of grace or any further period of reinstatement or redemption, enforce payment of all obligations owed to the Agent hereunder and under the Loan Documents, and may exercise any and all other rights, powers and remedies granted to it under the Loan Documents, at law, in equity, or otherwise; and (e) all obligations of Holdings, the Borrower and the Subsidiary Guarantor hereunder, including, without limitation, all covenants under Article 5 hereof, shall continue in full force and effect until all amounts outstanding under the Loan Documents are Paid in Full.

10.

Transaction Costs . In consideration of the Agent’s willingness to enter into this Agreement, the Borrower shall pay all documented out-of-pocket costs and expenses of the Agent, including, without limitation, (a) legal fees, title searches, recording fees, and all other fees and expenses incurred in connection with this Agreement, and (b) all costs and expenses incurred by the Agent and the Lender in connection with the collection of the Obligations and enforcement of this Agreement, the other Loan Documents or any such other documents.

11.

[Reserved]

12.

Advice of Counsel . Each of Holdings, the Borrower and the Subsidiary Guarantor acknowledges that it has sought the advice of, and has been advised by, legal counsel of its choice, in connection with the negotiation of this Agreement, and that it has willingly entered into this Agreement with full understanding of the legal and financial consequences of this Agreement.

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13.

Non-Impairment . Except as expressly provided herein, nothing in this Agreement shall alter or affect any provision, condition or covenant contained in the Loan Documents, or affect or impair any rights, powers, or remedies hereunder or thereunder, it being the intent of the parties hereto that the provisions of the Loan Documents shall continue in full force and effect except as expressly modified hereby.

14.

No Waiver . No failure to exercise, and no delay in exercising any right, power or remedy hereunder or under any Loan Document or any Modification Document shall impair any right, power or remedy which the Agent may have, nor shall any such delay be construed to be a waiver of any of such rights, powers, or remedies, or an acquiescence in any breach or default under any Loan Document or any Modification Document, nor shall any waiver of any breach or default of the Borrower hereunder be deemed a waiver of any breach or default subsequently occurring. The rights and remedies herein specified are cumulative and not exclusive of any rights or remedies which the Agent would otherwise have.

15.

Integration; Interpretation . The Loan Documents and the Modification Documents contain or expressly incorporate by reference the entire agreement of the parties with respect to the matters contemplated therein, and supersede all prior negotiations and documents, including, without limitation, any term sheet, but the Loan Documents are not being superseded by the Modification Documents, except to the limited extent that the Modification Documents expressly provide. The Loan Documents and Modification Documents shall not be modified except by written instrument executed by all parties. Any reference to the Loan Documents in any of the Loan Documents includes any amendments, renewals or extensions approved by the Agent and all of the Modification Documents.

16.

No Further Commitment . Without limiting the foregoing, each of Holdings, the Borrower and the Subsidiary Guarantor expressly acknowledges that, except as specifically set forth in this Agreement, neither Lender nor the Agent: (a) has made or is making any commitment for, and there is no understanding, explicit or implicit, relating to, or affecting, any modification or forgiveness of future or past interest (whether at the Default Rate or otherwise) and/or principal, or any other matter; (b) has made any commitment with respect to, and there is no understanding, explicit or implicit, relating to or affecting the terms of any further modification or restructure or workout which may be entered into with respect to the Loans; and (c) has made or is making any commitment for, and there is no understanding, explicit or implicit, relating to or affecting any amendment or waiver of any of Lender’s or Agent’s rights under the Loan Documents, all of which are expressly preserved.

17.

Miscellaneous . This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without regard to conflicts of law principles. In the event any provision of this Agreement is deemed to conflict with the Credit Agreement or any other Loan Document, the provisions of this Agreement shall control.

18.

Headings; Severability . The headings used in this Agreement are for convenience only and shall be disregarded in interpreting the substantive provisions of this Agreement. Time is of the essence of each term of the Loan Documents and the Modification Documents, including this Agreement. If any provision of any Loan Document or Modification Document shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that portion shall be deemed severed therefrom, and the remaining parts shall remain in full force as though the invalid, illegal or unenforceable portion had never been a part thereof.

19.

Counterparts . This Agreement may be executed by facsimile or other electronic means, and in any number of counterparts, each of which when executed and delivered to the Agent will be deemed to be an original and all of which, taken together, will be deemed to be one and the same instrument.

[SIGNATURES FOLLOW ON NEXT PAGE]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

CAREVIEW COMMUNICATIONS, INC.,
a Nevada corporation,
as Holdings

By:	/s/ Steven G. Johnson
Name: Steven G. Johnson
Title: President and Chief Executive Officer

CAREVIEW COMMUNICATIONS, INC.,
a Texas corporation,
as Borrower

By:	/s/ Steven G. Johnson
Name: Steven G. Johnson
Title: President and Chief Executive Officer

CAREVIEW OPERATIONS, L.L.C.,
a Texas limited liability company,
as Subsidiary Guarantor

By:	/s/ Steven G. Johnson
Name: Steven G. Johnson
Title: President and Chief Executive Officer

[Signature Page to Modification Agreement]

PDL INVESTMENT HOLDINGS, LLC,
a Delaware limited liability company,
as Agent

By:	/s/ Steffen Pietzke
Name: Steffen Pietzke
Title: CEO

PDL INVESTMENT HOLDINGS, LLC,
a Delaware limited liability company,
as Lender

By:	/s/ Steffen Pietzke
Name: Steffen Pietzke
Title: CEO

[Signature Page to Modification Agreement]

EXHIBIT A

Document
1	Credit Agreement , dated as of June 26, 2015, among CAREVIEW COMMUNICATIONS, INC., a Nevada corporation, as Holdings, CAREVIEW COMMUNICATIONS, INC., a Texas corporation, as the Borrower, PDL BIOPHARMA, INC., as the Lender and PDL BIOPHARMA, INC., as the Agent
2	Guarantee and Collateral Agreement , dated as of June 26, 2015 by CAREVIEW COMMUNICATIONS, INC., a Nevada corporation, CareView communications, Inc., A Texas corporation, The Subsidiary Guarantors Party Hereto, as Grantors in Favor of PDL BIOPHARMA, INC., as Collateral Agent
3	Subordination and Intercreditor Agreement dated as of June 26, 2015 between PDL BIOPHARMA, INC., as agent for the First Lien Claimholders and EACH OF THE NOTE INVESTORS SIGNATORY TO THAT CERTAIN NOTE AND WARRANT PURCHASE AGREEMENT DEFINED HEREIN, as the initial Second Lien Claimholders, and each other Second Lien Claimholder who becomes a party hereto pursuant to the terms hereof
4	Patent Security Agreement between CAREVIEW COMMUNICATIONS, INC., a Texas corporation, as Grantor, and PDL BIOPHARMA, INC., a Delaware corporation, as the agent for itself and the Lender party to the Credit Agreement, the Secured Creditors
5	Trademark Security Agreement between CAREVIEW COMMUNICATIONS, INC., a Texas corporation, as Grantor, and PDL BIOPHARMA, INC., a Delaware corporation, as the Agent for itself and the Lender party to the Credit Agreement, the Secured Creditors
6	Warrant to Purchase Common Stock of CareView Communications, Inc. , date of issuance June 26, 2015, CAREVIEW COMMUNICATIONS, INC., a Nevada corporation, the Registered Holder
7	Registration Rights Agreement , dated as of June 26, 2015, by and between CAREVIEW COMMUNICATIONS, INC., a Nevada corporation and PDL BIOPHARMA, INC., a Delaware corporation, the Original Holder
8	Deposit Account Control Agreement , dated as of June 26, 2015, by and among CAREVIEW COMMUNICATIONS, INC., a Nevada corporation, and CAREVIEW COMMUNICATIONS, INC., a Texas corporation, PDL BIOPHARMA, INC., a Delaware corporation, the Administrative Agent, and BOKF, NA, the Bank
9	Borrower’s Disclosure Letter, dated as of June 26, 2015, by and among CAREVIEW COMMUNICATIONS, INC., a Nevada corporation, CAREVIEW COMMUNICATIONS, INC., a Texas corporation and a wholly-owned subsidiary of Holdings, PDL BIOPHARMA, INC., a Delaware corporation, as the lender, and PDL BIOPHARMA, INC., a Delaware corporation, as the Agent
10	Side Letter re Assignment, dated June 26, 2015, by and among CAREVIEW COMMUNICATIONS, a Nevada corporation (Holdings), CAREVIEW COMMUNICATIONS, INC., a Texas corporation, as Borrower, PDL BIOPHARMA, INC., as the Lender and PDL BIOPHARMA, INC., as Agent
11	First Amendment to Credit Agreement, dated as of October 7, 2015, entered into by and among CAREVIEW COMMUNICATIONS, INC., a Nevada corporation (Holdings); CAREVIEW COMMUNICATIONS, INC., a Texas corporation and a wholly-owned subsidiary of Holdings, the Borrower, and PDL BIOPHARMA, INC., a Delaware corporation, in its capacity as Lender and as Agent

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12	Amended and Restated Warrant to Purchase Common Stock of CareView Communications, Inc., date of issuance October 7, 2015
13	Tranche One Term Note, dated October 7, 2015, CAREVIEW COMMUNICATIONS, INC., a Texas corporation, the Borrower; PDL BIOPHARMA, INC., a Delaware corporation, the Lender
14	Tranche One Borrowing Request, dated October 6, 2015, by and among CAREVIEW COMMUNICATIONS, INC., a Nevada corporation (Holdings), CAREVIEW COMMUNICATIONS, INC., the Borrower, PDL BIOPHARMA, INC., as Lender and as Agent
15	CareView Communications, Inc. Officer’s Certificate, dated October 7, 2015, by and among CAREVIEW COMMUNICATIONS, INC., a Nevada corporation, (Holdings), CAREVIEW COMMUNICATIONS, INC., a Texas corporation, the Borrower, PDL BIOPHARMA, INC., as Lender and as Agent
16	Lost Stock Certificate Affidavit and Indemnity, dated June 11, 2015
17	Lost Unit Certificate Affidavit and Indemnity, dated June 10, 2015
18	UCC-1 Financing Statement =- CareView Communications, Inc. (Nevada), filing date June 29, 2015
19	UCC-1 Financing Statement =- CareView Communications, Inc. (Texas), filing date June 29, 2015
20	UCC-1 Financing Statement =- CareView Operations, L.L.C. (Texas), filing date June 29, 2015
21	U.S. Patent & Trademark Office – Notice of Recordation of Patents , recordation date July 2, 2015
22	U.S. Patent & Trademark Office – Notice of Recordation of Trademarks , recordation date July 2, 2015
23	Stock Certificates and Stock Powers
1. Stock Certificate No. 2 of CareView Communications, Inc. (Texas) and related Stock Power, dated June 11, 2015
2. Unit Certificate No. 2 of CareView Operations, L.L.C. (Texas) and related Unit Power, dated June 20, 2015
24	Receipt for Delivery of Warrant and Stock Certificates to PDL dated July 2, 2015
25	Receipt for Delivery of Tranche One Note and Amended & Restated Warrant to PDL dated October 7, 2015

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